CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AQR Funds of our report dated February 22, 2021, relating to the financial statements and financial highlights, which appears in AQR Alternative Risk Premia Fund’s, AQR Diversified Arbitrage Fund’s, AQR Diversifying Strategies Fund’s, AQR Equity Market Neutral Fund’s, AQR Global Macro Fund’s, AQR Long-Short Equity Fund’s, AQR Managed Futures Strategy Fund’s, AQR Managed Futures Strategy HV Fund’s, AQR Multi-Asset Fund’s, AQR Risk Parity II MV Fund’s, AQR Risk-Balanced Commodities Strategy Fund’s, AQR Style Premia Alternative Fund’s Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

April 27, 2021